Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES EARNINGS FOR THE NINE-MONTHS ENDING SEPTEMBER 30, 2007

Jonesboro, GA October 19, 2007:

	Three-months ended Sept. 30, 2007	Three-months ended June 30, 2007	Three-months ended Sept. 30, 2006	Nine-months ended Sept. 30, 2007	Nine-months ended Sept. 30, 2006
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$433,722	$437,981	$421,460	$433,722	$421,460

CCF Net Income for the Period	$1,308	$1,044	$1,442	$3,621	$3,825

Net Interest Income for the Period	$4,605	$4,613	$4,933	$13,868	$14,011

Basic Earnings per Share for the Period	$0.36	$0.29	$0.40	$1.00	$1.06

Net Interest Margin	4.52%	4.54%	5.07%	4.58%	5.12%

Efficiency Ratio	56.38%	62.99%	54.29%	59.37%	57.01%

Total Loans (end of period)	$325,823	$336,123	$335,314	$325,823	$335,314

Non-Performing Loans (end of period)	$3,939	$5,204	$35	$3,939	$35

Non-Performing Assets(1) (end of period)	$8,334	$8,239	$2,025	$8,334	$2,025

Loan Loss Provision	$150	$150	$180	$440	$530

(1)	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended Sept. 30, 2007	Three-months ended June 30, 2007	Three-months ended Sept. 30, 2006	Nine-months Ended Sept. 30, 2007	Nine-months Ended Sept. 30, 2006
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$4,153	$4,134	$3,843	$4,153	$3,843

Loan Loss Reserve to Non-performing Loans	105.43%	79.44%	10980.00%	105.43%	10980.00%

Total Deposit Accounts (end of period)	$360,647	$364,560	$350,878	$360,647	$350,878

Total Transaction Accounts(2) (end of period)	$233,366	$217,231	$187,612	$233,366	$187,612

Consolidated Equity (end of period)	$32,364	$31,072	$27,911	$32,364	$27,911

(2)	Defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES EARNINGS FOR THE NINE-MONTHS ENDING SEPTEMBER 30, 2007

Earnings for the quarter ending September 30, 2007, were $1.31 million, or $0.36 per basic share. This represents a decrease of $134,000, or 9%, over earnings of $1.44 million, or $0.40 per basic share for the same quarter in 2006. For the nine-months ending September 30, 2007, earnings were $3.62 million, or $1.00 per basic share, as compared to $3.82 million, or $1.06 per basic share, for the nine-months ending September 30, 2006. Annualized return on average equity for the nine-month period ending September 30, 2007, was 15.72%, compared to 19.55% for the nine-month period ending September 30, 2006. The reduction in earnings year over year resulted from a significant reduction in new loan volume and an increase in non-performing loans.

The net interest margin declined during the first nine-months of 2007 to 4.58%, down 54 basis points from 5.12% for the nine-months ending September 30, 2006. The margin for the quarter ending September 30, 2007, was 4.52%, which is down 2 basis points from 4.54% at June 30, 2007. The yield on earning assets decreased during the twelve-month period by 29 basis points from 8.53% at September 30, 2006, to 8.24% at September 30, 2007. For the same twelve-month period, the cost of funds increased 32 basis points from 3.27% at September 30, 2006, to 3.59% at September 30, 2007. These factors combined with the lack of loan growth to reduce net interest income by $143,000 for the nine-months ending September 30, 2007, from $14.0 million at September 30, 2006, to $13.9 million for the nine-months ending September 30, 2007. Net interest income for the quarter-ending September 30, 2007, declined $8,000 from the prior quarter ending June 30, 2007 as average loans outstanding declined by $7.3 million between June 30, 2007, and September 30, 2007.

Non-performing assets increased during the twelve-month period by $6.3 million, from $2.0 million at September 30, 2006, to $8.3 million at September 30, 2007. This resulted in a reduction of interest income of approximately $430,000 annually. Due to the difficult operating environment for the foreseeable future, we do not expect significant improvement in the affect on earnings.

A decline in net loans was noted for the quarter; however, loan originations for the quarter ending September 30, 2007, totaled $20.9 million, with $14.1 million in commercial loans, $5.2 million in construction loans and $1.6 million in consumer loans. For the quarter ending September 30, 2006, originations totaled $47.0 million with $26.9 million in commercial loans, $18.4 million in construction loans and $1.7 million in consumer loans. Of note, new construction starts have been down significantly and commercial loan growth has been slow since the last quarter of 2006. Further affecting the net loan growth during the first nine-months of 2007 were commercial and construction loan payoffs, which totaled $87.1 million.

The efficiency ratio for the nine-months ending September 30, 2007, was 59.37%, an increase over the 57.01% ratio for the nine-months ending September 30, 2006. Other expenses increased by $216,000 in the nine-month period ending September 30, 2007, over the nine-months ending September 30, 2006, due primarily to an increase in salaries and benefits.

During the quarter-ending September 30, 2007, non-performing assets increased $95,000 over the quarter ending June 30, 2007. Total non-performing assets at September 30, 2007 of $8.3 million were comprised of $4.4 million in other real estate and $3.9 million in non-accrual loans.

Other real estate totaling $4.4 million include:

•	$2.0 million secured by 22.5 acres of commercial property in Fulton County Georgia;

•	$2.1 million secured by five completed new construction single family detached homes;

•	$264,000 secured by twelve developed lots in Grantville, Georgia;

•	$67,000 secured by a residential lot in Stockbridge, Georgia.

Non-accrual loans totaling $3.9 million include:

•	$819,000 in loans secured by partially completed new construction single family detached homes;

•	$1.4 million in completed new construction single family detached homes;

•	$1.7 million secured by developed vacant lots;

•	$20,000 in loans secured by a recreational vehicle.

The loan loss reserve was $4.2 million at September 30, 2007, equaling 1.27% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $16.1 million in the quarter ending September 30, 2007, to $233.4 million, from $217.2 million at June 30, 2007. For the twelve-month period, from September 30, 2006, to September 30, 2007, transaction accounts increased by $45.8 million, or 24%, from $187.6 million at September 30, 2006, to $233.4 million at September 30, 2007. In addition, repurchase accounts, a cash management product offered to business customers, increased $1.5 million, or 7.5%, for the quarter ending September 30, 2007, from $19.6 million at June 30, 2007, to $21.1 million at September 30, 2007. For the twelve-month period ending September 30, 2007, these accounts increased $11.0 million or 109.6%, from $10.1 million at September 30, 2006. Time deposit account balances have declined, offset by the increase in transaction accounts, in the three-month period by $19.8 million, from $142.7 million at June 30, 2007, to $122.9 million at September 30, 2007. For the twelve-month period, ending September 30, 2007, time accounts decreased $35.5 million from $158.4 million at September 30, 2006, to $122.9 million at September 30, 2007.

Consolidated equity increased $4.5 million, or 16.0%, for the Company during the twelve-month period from September 30, 2006, to September 30, 2007. This increase is attributed to earnings for the twelve-month period, net of cash dividends totaling $1.28 million paid to shareholders, and an improvement of $618,000 in the market value of the Bank’s securities portfolio. The Company declared a dividend of $0.095 per share for the quarter ending September 30, 2007. This represents an increase of 46% over the $0.065 per share dividend paid for the quarter ending September 30, 2006.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s 10Q filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.